EXHIBIT 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements No. 333-133110 on Form 424B3 and Nos. 333-133108, 333-143782, 333-159399 and 333-159400 on Form S-8 of American CareSource Holdings, Inc. of our report dated July 16, 2014 relating to our audit of the combined financial statements of CorrectMed Locust Grove, LLC and CorrectMed Scott, LLC as of and for the year ended December 31, 2013, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Des Moines, Iowa
July 16, 2014